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                         EXECUTIVE MANAGEMENT AGREEMENT
                         ------------------------------


     This Agreement is made and entered into as of the 1st day of July, 1994, by and between MagneTek, Inc. (the "Company"), a Delaware corporation, and The Spectrum Group, Inc. ("Spectrum"), a California corporation.


                              W I T N E S S E T H :


     WHEREAS, during the past five years, Spectrum has provided the Company with certain management services as contemplated below pursuant to that certain Executive Management Agreement (the "Prior Agreement"), dated April 10, 1989, between the Company and Spectrum; and


     WHEREAS, the Company and Spectrum desire to continue the provision of said services on the terms and conditions set forth herein.


                                A G R E E M E N T


     NOW, THEREFORE, the Company and Spectrum agree as follows:


SECTION 1.  SERVICES


     A. The Company hereby retains Spectrum to provide the Company with executive management services as contemplated herein for the period commencing on the date first set forth above and ending on July 1, 1999, subject to renewal as set forth in



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Section 3 below.  Such services shall include consultation, advice and direct management assistance to the Company with respect to operations, strategic planning, financing and other aspects of the business of the Company. Spectrum shall devote such time as is reasonably necessary to provide such services.


     B. The executive management services contemplated hereby shall be performed personally by and/or under the personal direction of Andrew G. Galef.


     C. Spectrum accepts the appointment provided in Section 1.A above and agrees to provide executive management services to the Company in accordance with the terms hereof.


     D.   Notwithstanding anything to the contrary herein, in the event Andrew
G. Galef ceases active employment with Spectrum or to provide the personal services or direction contemplated in Section 1.B above, the Company may terminate this Agreement upon thirty (30) days' written notice to Spectrum; except that in the event of Andrew G. Galef's death or disability, the Company may terminate this Agreement upon six (6) months' written notice to Spectrum.

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SECTION 2.  CONSIDERATION


     A. In consideration for the executive management services to be provided by Spectrum to the Company, during the term of this Agreement the Company shall pay and Spectrum shall be entitled to receive $732,000 per Company fiscal year, payable in monthly installments of $61,000, such monthly payments to be made in advance commencing on the date hereof and continuing thereafter and on the first day of each succeeding month. In addition, Spectrum shall also be entitled to reimbursement for all reasonable out-of-pocket expenses incurred by Spectrum or its personnel, payable by the Company when billed by Spectrum, in connection with the performance of Spectrum's duties hereunder. The fee payable to Spectrum hereunder shall be adjusted at the commencement of each of the Company's fiscal years (July 1st) subsequent to the effective date hereof to reflect the cumulative increase in the Consumer Price Index for the metropolitan Los Angeles-Long Beach area, as reported by the U.S. Department of Labor, Bureau of Labor Statistics, during the directly preceding fiscal year and thereafter shall be adjusted at the commencement of each renewal period to reflect the cumulative increase in such Consumer Price Index during the prior renewal period.


     B. The Company shall pay Spectrum or its designee a bonus in an amount to be determined by, and within the discretion of, the Compensation Committee of the Board of Directors; said

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payment shall be made at the same time payments are made to participants in the
Company's bonus plan.


SECTION 3.  TERM


     This Agreement shall take effect as of the date first above written and shall continue until July 1, 1999, unless sooner terminated by the Board of Directors of the Company as a result of criminal misconduct or fraud by Spectrum or by Andrew G. Galef or as otherwise provided herein. This Agreement shall thereafter be renewed, subject to the approval by the Board of Directors of the Company, for successive annual periods unless the Company or Spectrum terminates this Agreement by ninety (90) days' notice to the other party prior to the commencement of a renewal period or unless sooner terminated by the Board of Directors of the Company as a result of criminal misconduct or fraud by Spectrum or as otherwise provided herein.


SECTION 4.  PRIOR AGREEMENT TERMINATED


     The Prior Agreement is hereby terminated and neither party thereto shall have any further liability or responsibility thereunder to the other except to the extent accrued, but unsatisfied as of the date first set forth above.

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SECTION 5.  MISCELLANEOUS


     A. Any notice required or desired to be given hereunder shall be in writing and shall be personally served or shall be deemed given three business days after deposit in the United States mail, registered or certified, postage and fee prepaid, and addressed as follows:

               If to the Company:

               MagneTek, Inc.
               15th Floor
               11150 Santa Monica Boulevard
               Los Angeles, CA  90025
               Attention:  General Counsel

               If to Spectrum:

               The Spectrum Group, Inc.
               14th Floor
               11150 Santa Monica Boulevard
               Los Angeles, CA  90025
               Attention:  Chairman


     B. This Agreement shall not be assigned or transferred by Spectrum except with the express prior written consent of the Company. This Agreement shall be binding upon the successors and assigns of the parties hereto, including, but not limited to, any corporation or other entity into which the Company is merged, liquidated or otherwise combined.

     C. This Agreement shall not be amended except by a written instrument executed by the parties.

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     D.   This Agreement is made under the and shall be construed in accordance with the laws of the State of Delaware.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written:

                              MAGNETEK, INC.



                              By: ___________________________


                              THE SPECTRUM GROUP, INC.



                              By: ___________________________


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